Exhibit 10.4

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among:

APOLLO PALLIATIVE SERVICES LLC,
a California limited liability company;

and

THE SOLE SHAREHOLDER OF HOLISTIC CARE HOME HEALTH AGENCY, INC.,

a California corporation;

and

HOLISTIC CARE HOME HEALTH AGENCY, INC.,

a California corporation.

Dated as of October 27, 2014

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 27, 2014, by and among Apollo Palliative Services LLC, a California limited liability company (the “Purchaser”), the individual who has executed the signature page to this Agreement as the sole shareholder of Holistic Care Home Health Agency, Inc., a California corporation (the “Seller”), and Holistic Care Home Health Agency, Inc., a California corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company is a home care provider providing medical care and assistance with daily tasks (collectively, the “Business”);

WHEREAS, as of the date of this Agreement but prior to giving effect to the contribution described in the following recital, the Seller owns all issued and outstanding capital stock of the Company (the “Shares”);

WHEREAS, immediately prior to the Closing, the Seller contributed a portion of the issued and outstanding Shares to the Purchaser pursuant to the Contribution Agreement (the “Contribution Agreement”) to be executed by the Seller, and the Purchaser, in turn, issued certain equity interests to the same; and

WHEREAS, upon the terms set forth in this Agreement, the Seller is selling to the Purchaser, and the Purchaser is acquiring from the Seller, all of the Shares not contributed to the Purchaser pursuant to the Contribution Agreement, for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Certain Definitions.

(a)          Except as otherwise set forth herein, the Exhibits, and the Disclosure Schedule, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in California are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any Employee Benefit Plan or ERISA Affiliate Plan (as defined in Section 4.12(a)).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, license, security agreement, sales and purchase orders, commitment or other arrangement or agreement, whether written or oral, including any amendments, modifications, or supplements thereto.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Government Reimbursement Programs” means the federal Medicare program, the California state Medi-Cal program, and any other governmental program responsible for payment or reimbursement for professional medical services.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Purchased Intellectual Property, and (ii) any grant to the Seller of a right to use a third Person’s intellectual property rights which is necessary in connection with the Business or for the use of any Purchased Intellectual Property.

“IRS” means the Internal Revenue Service.

“Inventory” means all merchandise and inventory owned and intended for resale in connection with the Business, all manufactured and purchased parts, goods in process, raw materials, supply and packing materials and finished goods and other tangible personal property that is used in connection with the Business, wherever located, in each case as of the Closing Date.

“Knowledge” means (i) with respect to the Seller, the knowledge after reasonable inquiry of the Seller, and (ii) with respect to the Purchaser, the knowledge after due inquiry of Dr. Warren Hosseinion, and (iii) with respect to the Company, the knowledge after reasonable inquiry of the Seller.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before any Person.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any community or other marital property interest, lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, right of way, easement, encroachment, servitude, proxy, equitable interest, right of first option, right of first refusal, or similar restriction, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Losses” means any losses, liabilities, obligations, damages, costs, penalties, interest and expenses (including all reasonable attorneys’, accountants’ and experts’ fees).

“Material Adverse Effect” means (i) a material adverse effect on the historical, near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company or of the Business, (ii) the effect of any change arising in connection with any natural disasters, outbreak of hostilities, terrorist activities or war, or any material worsening of any such hostilities, activities or war underway as of the date hereof, or (iii) a material adverse effect on the ability of any one or more Seller to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Seller Documents (as defined in Section 4.2(a)).

“Net Working Capital as of the Closing Date” means the Company’s (x) current assets less (y) current liabilities as of the Closing Date

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by any Person.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens that are not material to the Business so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or any Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any properties used in the Business.

“Person” means any individual, limited liability company, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Intellectual Property” means all intellectual property rights used by the Company and its Affiliates in connection with the Business arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and its Affiliates, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all software and Technology of the Seller and its Affiliates used in connection with the Business.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Seller.

(b)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)          when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(ii)         any reference in this Agreement to $ shall mean U.S. dollars;

(iii)        the Exhibits, the Disclosure Schedule and the other schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement; all Exhibits, the Disclosure Schedule and the other schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; any capitalized terms used in any schedule, the Disclosure Schedule, or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement;

(iv)        any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(v)         the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(vi)        all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(vii)       the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; and

(viii)      the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(c)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1          Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants contained in this Agreement, at the Closing (as defined below), the Purchaser shall purchase the Shares from the Seller, and the Seller shall sell and transfer the Shares to the Purchaser, free and clear of any Liens.

2.2          Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Nixon Peabody LLP, 555 West Fifth Street, 46th Floor, Los Angeles, California, or via overnight courier, facsimile or portable document format (PDF) as agreed by the parties, at 10:00 a.m. (Pacific Standard Time) on October 27, 2014 or as promptly as practicable following the execution of this Agreement and satisfaction or waiver of each of the conditions set forth in Article VIII (the “Closing Date”); provided, that the Closing will be effective as of 11:59 p.m. Pacific Standard Time on the Closing Date.

ARTICLE III

CONSIDERATION

3.1          Consideration. The aggregate consideration for the Shares shall be an amount up to and not exceeding Four Hundred and Fifty Thousand Dollars ($450,000.00), subject to adjustment after the Closing as provided in Section 3.3 (the “Purchase Price”). The Purchase Price shall consist of Three Hundred Thousand Dollars ($300,000.00) (the “Closing Payment”) to be paid at the Closing in accordance with Section 3.2 plus an additional contingent amount of up to and not exceeding One Hundred Fifty Thousand Dollars ($150,000), calculated and payable in accordance with Section 3.4 below.

3.2          Closing Payment. At the Closing, the Purchaser shall pay the Closing Payment by wire transfer of immediately available funds into one (1) account designated by the Seller.

3.3          Adjustment of Purchase Price.

(a)          Closing Statement. No later than one hundred twenty (120) days following the Closing Date, the Purchaser shall prepare and deliver to the Seller a written statement of the Net Working Capital as of the Closing Date together with a detailed analysis of the line items included therein (the “Closing Statement”). The Seller shall have a period of up to sixty (60) days from the receipt of the Closing Statement to review the Purchaser’s Closing Statement, during which period the Seller shall, and the Purchaser shall cause the Seller to, make available to the Seller all relevant books and records in the Purchaser’s possession or control and all personnel with knowledge of information relevant to the determination of the Net Working Capital as of the Closing Date. If as a result of such review, the Seller disagrees with the Closing Statement, the Seller shall deliver to the Purchaser a written notice of disagreement (a “Dispute Notice”) prior to the expiration of such sixty (60) day review period setting forth the basis for such dispute.

(b)          Acceptance; Failure to Respond. If the Seller does not disagree with the Purchaser’s Closing Statement, the Seller shall deliver a written statement to the Purchaser within such sixty (60) day period accepting the Closing Statement (an “Acceptance Notice”), in which case the Purchaser’s determination of the Net Working Capital as of the Closing Date as shown on the Closing Statement shall be final and binding on the parties, effective as of the date on which the Purchaser receives the Acceptance Notice. If the Seller does not deliver a Dispute Notice or an Acceptance Notice within such sixty (60) day period, then the Purchaser’s determination of the Net Working Capital as of the Closing Date as shown on the Closing Statement shall be final and binding on the parties, effective as of the first Business Day after the expiration of such sixty (60) day review period.

(c)          Resolution of Disputes. If the Seller delivers a Dispute Notice to the Purchaser in a timely manner, then the Purchaser and the Seller shall attempt in good faith to resolve such dispute within thirty (30) days from the date of the Dispute Notice. If the Purchaser and the Seller cannot reach agreement within such thirty (30) day period (or such longer period as they may mutually agree), then the dispute shall be promptly referred to an independent accounting firm of national reputation mutually acceptable to the Purchaser and the Seller, or if the parties are unable to agree on such a firm within ten (10) days (or such longer period as they may mutually agree), to BDO (the “Independent Auditor”) for binding resolution. The Independent Auditor shall determine the Net Working Capital as of the Closing Date (which amount may not be greater than as set forth in the Seller’s Dispute Notice or less than as set forth in the Purchaser’s Closing Statement) in accordance with the provisions of this Agreement as promptly as may be reasonably practicable and shall endeavor to complete such process within a period of no more than sixty (60) days. The Independent Auditor may conduct such proceedings as the Independent Auditor, in its sole discretion, determines will assist in the determining the Net Working Capital as of the Closing Date and shall deliver to the Purchaser and the Seller concurrently a written opinion setting forth a final determination of the Net Working Capital as of the Closing Date calculated in accordance with the provisions of this Agreement. The determination of the Independent Auditor shall be final and binding on the Purchaser and the Seller, effective as of the date the Independent Auditor’s written opinion is received by the Purchaser and the Seller. The Seller and the Purchaser shall each be responsible for one-half of the costs and expenses of the Independent Auditor. The Seller and the Purchaser shall each bear their own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The Net Working Capital as of the Closing Date as finally determined pursuant to clause (c) or clause (d) of this Section 3.3, is referred to as the “Actual Net Working Capital as of the Closing Date.”

(d)          Final Settlement. If the Actual Net Working Capital as of the Closing Date is less than fifty thousand dollars ($50,000) (the “Target Amount”), then, subject to the following sentence, the Seller shall, within five (5) business days of the date of final determination of the Actual Net Working Capital as of the Closing Date, pay to the Purchaser the amount equal to the absolute value of the difference between the Target Amount and the Actual Net Working Capital as of the Closing Date, together with interest on the amount of such difference calculated at the rate of four percent (4%) per annum from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as the Purchaser may designate (or in the absence of any such designation, by corporate check mailed to the Purchaser). Any payment the Seller is obligated to make to the Purchaser pursuant to this Section 3.3(d)(i) shall, at the Purchaser’s sole election, either be paid by Seller by wire transfer of immediately available funds, or be paid and deducted from any Contingent Payment. If any amount payable to the Purchaser under this Section 3.3(d) is not satisfied from any Contingent Payment, then the Seller shall pay the balance to the Purchaser in accordance with this Section 3.3(d). Any and all payments made pursuant to this Section 3.3 shall be consistently treated as adjustments to the Purchase Price for all Tax purposes by the Seller and the Purchaser.

3.4          At each of the first and second anniversaries of the Closing Date (provided that as of such anniversaries the Seller shall continue to be employed by Company or has been terminated without cause), the Seller shall be eligible to receive additional consideration based on the following criteria (each, a “Contingent Payment” and, collectively, the “Contingent Payments”):

(a)          If the Seller shall have a total number of Active Accounts (as defined below) of at least seventeen (17), as of the first anniversary of the Closing Date, then $75,000 shall be paid to the Seller no later than sixty (60) days following such anniversary date.

(b)          If the Seller shall have a total number of Active Accounts of at least seventeen (17), as of the second anniversary of the Closing Date, then $75,000 shall be paid to the Seller no later than sixty (60) days following such anniversary date.

(c)          For purposes of this Section 3.4, “Active Accounts” shall include all accounts held by the Company that have provided at least one (1) referral to the Company in the previous eight (8) months.

Notwithstanding the foregoing in this Section 3.4, the Purchaser may, at its option which it may exercise in its sole and absolute discretion, offset any amounts payable to the Purchaser by the Seller in accordance with the terms of this Agreement, including Section 3.3 (Adjustment of Purchase Price) and Article X (Indemnification), against any Contingent Payment and any such Contingent Payment shall be reduced accordingly.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE Seller and the Company

Except as specifically set forth in the disclosure schedule prepared by the Seller and the Company, dated as of the date hereof, and delivered to the Purchaser concurrently with the parties’ execution of this Agreement setting forth specific exceptions to the Seller’s and Company’s representations and warranties set forth herein in accordance with Article IV (collectively, the “Disclosure Schedule”), the Seller and the Company, jointly and severally, represent and warrant to the Purchaser as of the date hereof and through the Closing Date, as follows:

4.1          Organization and Good Standing.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted to own or use its assets, and to perform all its obligations under the Material Contracts (as defined in Section 4.17(a)).

(b)          The Seller has delivered to the Purchaser accurate and complete copies of the articles of incorporation and bylaws as amended to date and currently in effect, and there has been no violation of any of the provisions of the Company’s articles of incorporation or bylaws.

(c)          The Company has not conducted business under or otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed, or trade name other than “Holistic Care Home Health Agency, Inc.”

4.2          Authorization; Due Execution.

(a)          Each of the Seller and the Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to which he, she, or it is a party in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of the Company, its board of directors and shareholders, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Seller Documents by the Company or the Seller or to consummate the transactions contemplated hereby or thereby.

(b)          This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each of the Seller and the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each of the Seller and the Company, enforceable against each of the Seller and the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3          Conflicts; Consents of Third Parties.

(a)          The execution and delivery by the Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Seller with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the articles of incorporation or bylaws of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of Business or the Company are bound; (iii) any Order of any Governmental Body applicable to the Business or the Company, or any of the properties or assets of the Business, or the Company as of the date hereof; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.

(b)          Other than as set forth in Section 4.3 of the Disclosure Schedule, no consent, waiver, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by the Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company.

4.4          No Subsidiaries. The Company does not have, and has never had, any Subsidiaries, and Company does not own or hold any shares of capital stock or other security or interest in any other Person or any rights to acquire any such security or interest.

4.5          Outstanding Shares; No Restrictions.

(a)          The authorized equity securities of the Company consist of 1,000 shares of stock (“Common Stock”), of which 1,000 shares, constituting the Shares, are issued and outstanding. The Seller is the owner (of record and beneficially) of 1,000 shares of Common Stock, free and clear of all Liens, including any restriction on the right of the Seller to transfer the Shares to the Purchaser pursuant to this Agreement. The assignments, endorsements, stock powers, or other Instruments of transfer to be delivered by the Seller to the Purchaser at the Closing will be sufficient to transfer such Seller’s entire interest in the Shares (of record and beneficially) owned by such Seller. Upon transfer to the Purchaser of the certificates representing the Shares, the Purchaser will receive good title to the Shares, free and clear of all Liens. Section 4.5(a) of the Disclosure Schedule lists the Seller and the number of Shares held by the Seller.

(b)          Company does not own nor is it a party to or bound by any Contract to acquire, any shares or other security of any Person or any direct or indirect equity or ownership interest in any other business. The Company is not obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.

(c)          There are no outstanding options, warrants, and/or convertible securities pertaining to or issued by the Company. The Company only authorized or issued one (1) class of stock and the Shares comprise all of the issued shares of such class of stock.

4.6          Financial Statements and Records.

(a)          Section 4.6 of the Disclosure Schedule contains a true and complete copy of the following financial statements of the Company: (i) the unaudited balance sheets of the Company as of the date of this Agreement and the related unaudited statements of income and of cash flows of the Company for the prior three (3) years and (ii) the unaudited balance sheet of the Company as of the date of this Agreement and the related statements of income and cash flows of the Company for the twelve (12)-month period then ended (the “Unaudited Interim Financial Statements”) (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).

(b)          Each of the Financial Statements is complete and correct in all material respects, and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein.

(c)          The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d)          The financial projections and business plan provided by the Seller to the Purchaser prior to the date hereof were reasonably prepared on a basis reflecting the Seller’s best estimates, assumptions and judgments, at the time provided to the Purchaser, as to the future financial performance of the Business.

(e)          The minute book of the Company contains complete and correct records of all meetings held, and actions taken by written consent, of the holders of voting securities, the board of directors or Persons exercising similar authority, and committees of the board of directors or such Persons of the Company, and no meeting of any such holders, board of directors, Persons, or committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books. The Company has at all times maintained complete and correct records of all issuances and transfers of its shares. At the Closing, all such minute books and records will be in the possession of the Company and located at its principal office.

4.7          No Undisclosed Liabilities. The Company has no Liabilities except for those Liabilities: (i) identified as such in the “liabilities” column of the balance sheet included in the Unaudited Interim Financial Statements; (ii) incurred subsequent to the date of the Unaudited Interim Financial Statements in the Ordinary Course of Business; (iii) under Contracts entered into by the Company in the Ordinary Course of Business that are not required under GAAP to be reflected in the Financial Statements (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit and it being understood and agreed that the Financial Statements are not prepared in accordance with GAAP); and (iv) commitments incurred in the Ordinary Course of Business described in Section 4.7 of the Disclosure Schedule that are not required under GAAP to be reflected in the Financial Statements ( and it being understood and agreed that the Financial Statements are not prepared in accordance with GAAP).

4.8          Condition and Sufficiency of Assets.

(a)          The buildings, equipment, and other assets (whether real or personal, tangible or intangible) owned or leased by the Company are structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, equipment or other assets is in need of maintenance or repairs other than ordinary, routine maintenance that is not material in nature or cost.

(b)          The assets owned and leased (whether real or personal, tangible or intangible) by the Company constitutes all the assets used in connection with the Business. Such assets constitute all the assets necessary for the Company to continue to conduct its business from and after the Closing Date without interruption as it has been conducted by the Company prior to the date of this Agreement.

4.9          Absence of Certain Developments.

(a)          Except as expressly contemplated by this Agreement or as set forth on Section 4.9 of the Disclosure Schedule, since May 30, 2014 (i) the Company has conducted the Business only in the Ordinary Course of Business, (ii) there has not been any damage, destruction or loss with respect to any material property or asset of the Business, (iii) issuance of or change in the authorized or issued shares of the Company; purchase, redemption, retirement, or other acquisition by the Company of any shares of the Company; or declaration or payment of any dividend or other distribution or payment in respect of the shares of the Company, and (iv) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(b)          Without limiting the generality of the foregoing and except as set forth on Section 4.9 of the Disclosure Schedule, since May 30, 2014, the Company has not:

(i)          declared, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock (or other equity interest) of the Company;

(ii)         repurchased, redeemed or acquired any outstanding shares of capital stock (or other equity interest) or other securities of, or other ownership interest in, the Company;

(iii)        awarded or paid any bonuses to any Business Employee (as defined in Section 4.11(b)) or any Physician (as defined in Section 4.11(a)), other than as set forth on the Disclosure Schedule;

(iv)        entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under the Company Benefit Plan (as defined in Section 4.12(a));

(v)         changed its accounting or Tax reporting principles, methods or policies;

(vi)        made or rescinded any election relating to Taxes, settled or compromised any claim relating to Taxes;

(vii)       failed to promptly pay and discharge current Liabilities except where disputed in good faith by appropriate proceedings;

(viii)      made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any director, officer, partner, shareholder or Affiliate;

(ix)         mortgaged, pledged or subjected to any Lien any of its assets, properties or rights relating to the Business;

(x)          terminated, entered into or amended any Material Contract (as defined in Section 4.16(a));

(xi)         made or committed to make any capital expenditures in excess of $5,000 individually or $15,000 in the aggregate;

(xii)        issued, created, incurred, assumed or guaranteed any Indebtedness;

(xiii)       suffered any material change in the productivity or compensation of the Physicians (as defined in Section 4.11(a)) as reflected in Section 4.11 of the Disclosure Schedule;

(xiv)      instituted or settled any Legal Proceeding; or

(xv)       agreed, committed, arranged or entered into any agreement to do any of the foregoing.

4.10        Taxes.

(a)          The Company (i) has timely filed all Tax Returns required to be filed by or on behalf of the Company and such Tax Returns have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) have fully and timely paid all Taxes payable by or on behalf of the Company. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company have made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company.

(b)          The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(c)          All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress. The Company has not received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(d)          The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing. There are no liens as a result of any unpaid Taxes upon any of the assets of the Company.

4.11        Physicians; Business Employees.

(a)          Section 4.11(a) of the Disclosure Schedule contains a complete and accurate list of all physicians who provide services, professional or otherwise, on behalf of the Company (collectively, the “Physicians”) and accurately and correctly reflects for each Physician: (i) their respective California medical license numbers, (ii) their subspecialties of practice, (iii) productivity and compensation information for the preceding three (3) years from the date of this Agreement, and all fringe benefits provided by the Company, and (iv) a detailed description of any situation in which a Physician’s professional privileges or rights of any kind, including medical staff privileges, licensure, or Medicare or Medi-Cal certification, are or have been reviewed, suspended, terminated, curtailed, or a proctor assigned by the Company or any Governmental Body. To the Seller’s and Company’s Knowledge, there are no pending or threatened disputes of any nature between the Company and any Physician or allied health professionals.

(b)          Section 4.11(b) of the Disclosure Schedule contains a complete and accurate list of all persons (other than Physicians) who are employees, independent contractors or consultants of the Business as of the date hereof (collectively, the “Business Employees”), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.

(c)          No Person has claimed or has reason to claim that any Physician, Business Employee or other Person affiliated with the Company: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. To the Knowledge of the Seller, no Physician, Business Employee or other Person affiliated with the Company has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of the Company.

4.12        Company Benefit Plans.

(a)          Section 4.12(a) of the Disclosure Schedule sets forth a complete and correct list of: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by the Company and its Subsidiaries or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Seller and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Seller and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”). Section 4.12(a) of the Disclosure Schedule separately sets forth each Company or ERISA Affiliate Plan which is a multiemployer plan as defined in Section 3(37) of ERISA, or has been subject to Sections 4063 or 4064 of ERISA.

(b)          True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and ERISA Affiliate Plans (as applicable), have been delivered to the Purchaser (i) any plans and related trust documents, and all amendments thereto, (ii) the most recent Forms 5500 for the past three (3) years and schedules thereto, (iii) the most recent financial statements and actuarial valuations for the past three (3) years, (iv) the most recent IRS determination letter, (v) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans and ERISA Affiliate Plans.

(c)          Each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Schedule 5.13(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d)          All contributions and premiums required by law or by the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Company’s balance sheet on or prior to the Closing Date.

(e)          The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and ERISA Affiliate Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable Law.

(f)          There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or ERISA Affiliate Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(g)          None of the Company, any ERISA Affiliate or any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

(h)          None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(i)          There has been no violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or ERISA Affiliate Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or ERISA Affiliate Plans.

(j)          There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(k)          Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed on Section 4.12(k) of the Disclosure Schedule.

(l)          The Seller and any ERISA Affiliate which maintains a “benefits plan” within the meaning of Section 5000(b)(1) of ERISA, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

(m)         None of the Company or any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Seller or any ERISA Affiliate during the five-year period ending on the Closing Date.

(n)          Neither the Company nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(o)          None of the Company or any ERISA Affiliate has terminated any Employee Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

(p)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(q)          The Company is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to modify any existing Employee Benefit Plan or Pension Pan.

(r)          No stock or other security issued by the Company forms or has formed a material part of the assets of any Employee Benefit Plan or ERISA Affiliate Plan.

(s)          Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income Tax purposes by the Company is not an employee for such purposes.

4.13        Real Property. The Company does not own (and has never owned) any real property. Section 4.13 of the Disclosure Schedule sets forth a list of all real property currently leased by the Company or otherwise used or occupied by the Company for the operation of the Business (the “Leased Real Property”). To the Knowledge of the Company, the Leased Real Property is (i) in good operating condition and repair, and is free from structural, physical and mechanical defects; (ii) maintained in a manner consistent with standards generally followed with respect to similar properties; and (iii) available for use in and sufficient for the purposes and current demands of the Business and operation of the Company as currently conducted.

4.14        Tangible Personal Property. Section 4.14 of the Disclosure Schedule sets forth (i) all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used in the Business or to which the Company are a party or by which the properties or assets relating to the Business are bound and (ii) all items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business. The Company has good and marketable title to all of the items of tangible personal property reflected on Section 4.14 of the Disclosure Schedule, free and clear of any and all Liens, other than the Permitted Exceptions. The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases, and each of the Personal Property Leases is in full force and effect. There is no default under any Personal Property Lease by the Company or, to the Knowledge of the Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Personal Property Leases has exercised any termination rights with respect thereto. Execution of this Agreement and consummation of the transactions contemplated herein does not constitute a breach or a default under any of the Personal Property Leases, except as explicitly noted on Section 4.3 of the Disclosure Schedule, for which Company shall obtain the necessary consents prior to the Closing Date.

4.15        Intellectual Property.

(a)          Section 4.15 of the Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property Licenses and all Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by the Company or its Affiliates and used in the Business. The Company is the sole and exclusive owners of all right, title and interest in and to all of the Patents, the Marks, each of the registered Copyrights and pending applications filed by the Company. The Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other Purchased Intellectual Property used, sold or licensed by the Company in the Business as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others.

(b)          Except with respect to licenses of commercial off-the-shelf software, the Company is not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the Business. No Trade Secret or any other non-public, proprietary information material to the Business has been authorized to be disclosed or, to the Knowledge of the Seller, has been actually disclosed by the Company to any employee or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Purchased Intellectual Property. The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Business and any other confidential information, including invention disclosures, not covered by any patents owned or patent applications filed by the Company, which measures are reasonable in the industry in which the Seller operate. To the Knowledge of the Seller, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any Person or, to the Knowledge of the Seller, committed any acts of unfair competition. As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Seller, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of, any material Purchased Intellectual Property. To the Knowledge of the Seller, no Person is infringing, violating, misusing or misappropriating any material Purchased Intellectual Property used in the Business. No such claims have been made against any Person by the Company. There are no Orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, the rights to use any of the Purchased Intellectual Property. No present or former employee of the Company has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned by Company and used in the Business. No employee, consultant or independent contractor of the Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

4.16        Material Contracts.

(a)          Section 4.16 of the Disclosure Schedule sets forth all of the following Contracts to which the Company is a party or by which the Company is bound and that are related to the Business (collectively, the “Material Contracts”):

(i)          any Contract with a licensed healthcare service plan;

(ii)         Contracts with any current or former officer, director, shareholder or Affiliate of the Company;

(iii)        Contracts for the sale of any of the assets of the Company or for the grant to any person of any preferential rights to purchase any of its assets;

(iv)        Contracts for joint ventures, strategic alliances or partnerships;

(v)         Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;

(vi)        Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

(vii)       Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of its assets;

(viii)      Contracts under which the Company have made advances or loans to any other Person;

(ix)         Contracts providing for severance, retention, change in control or other similar payments to any Company Employee;

(x)          Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xi)         Contracts for the provision of goods or services involving consideration in excess of $5,000 annually or $15,000 in the aggregate over the term of the Contract;

(xii)        Contracts (or group of related contracts) which involve the expenditure of more than $5,000 annually or $15,000 in the aggregate or require performance by any party more than one year from the date hereof;

(xiii)       any Intellectual Property Licenses;

(xiv)      all non-disclosure, confidentiality, or non-solicitation agreements between (A) the Company and any of its current or former employees, consultants or agents, and (B) the Company and any other Person; and

(xv)       Contracts otherwise material to the Business.

(b)          Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any Material Contract, and, to the Knowledge of the Seller, no other party to any Material Contract in default thereunder. No event has occurred that with the lapse of time or the giving of notice or both would constitute a default under any Material Contract. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. Execution of this Agreement and consummation of the transactions contemplated herein does not constitute a breach or a default under any of the Material Contracts, except as explicitly noted on Section 4.3 of the Disclosure Schedule, for which Company shall obtain the necessary consents prior to the Closing Date.

4.17        Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Company (or pending or threatened, against any of the officers, or directors of the Company, Physicians, or Business Employees with respect to their business activities on behalf of the Company), or to which the Company or the Seller is otherwise a party before any Governmental Body, nor is there any reasonable basis for any such Legal Proceeding.

4.18        Compliance with Laws; Permits.

(a)          Compliance. The Company has not failed to comply with or has violated any Law applicable to the Business. No investigation or review by any Governmental Body is pending or, to the Knowledge of the Seller, has been threatened against the Company. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Seller of, or a failure on the part of the Company to comply with, any applicable Law. The Company has never received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any applicable Law.

(b)          Orders. There is no Order binding upon the Company or to which any assets owned or used by the Company is subject, including any Orders or Contracts with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material. To the Knowledge of the Seller, no officer or other employee of the Seller is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)          Permits. The Company holds, to the extent required by applicable Law, all Permits from, and has made all declarations and filings with, all Governmental Bodies for the operation of its business as presently conducted, including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Seller, threatened, each such Permit is valid and in full force and effect, and the Company is and always has been in compliance with the terms of such Permits. Section 4.18(c) of the Disclosure Schedule provides an accurate and complete list of all Permits held by the Company, and the Seller has delivered to the Purchaser accurate and complete copies of each such Permit. The Company has never received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

(d)          Government Reimbursement Programs. The Company is qualified for participation in and has current and valid provider contracts with the Government Reimbursement Programs and/or their carriers and complies with the conditions of participation therein. The Company is entitled to payment under the Government Reimbursement Programs for services rendered to qualified beneficiaries. Except to the extent the Company's Liabilities and contractual adjustments under the Government Reimbursement Programs have been properly reflected and adequately reserved in the Financial Statements, to the Seller's and Company’s Knowledge, neither the Company nor any Physician has not received or submitted any false or misleading claim for payment and neither the Company nor the Physicians have received written notice of any dispute or claim by any Governmental Body, carrier or other Person regarding the Government Reimbursement Programs or the Company’s or Physicians’ participation therein.

4.19        Inventory. The Inventory is in good and marketable condition, and is saleable in the Ordinary Course of Business.  The Inventory constitutes sufficient quantities for the normal operation of Business in accordance with past practice.  The Inventory set forth in the Unaudited Interim Financial Statements was properly stated therein.

4.20        Accounts and Notes Receivable. All Company accounts and notes receivable have arisen from bona fide transactions consistent with past practice and are payable on ordinary trade terms. All Company accounts and notes receivable reflected on the Unaudited Interim Financial Statements are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the date of the Unaudited Interim Financial Statements are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the Company accounts or the notes receivable (i) are, to the Knowledge of the Seller, subject to any setoffs or counterclaims, or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. All cash collected or received by or on behalf of the Company with respect to any accounts and notes receivable has been accurately recorded and applied to such outstanding Company accounts and notes receivable as of the date hereof and as of the Closing Date.

4.21        Related Party Transactions. No director, officer, partner, shareholder or Affiliate of the Company owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Business, or (B) engaged in a business related to the Business.

4.22        Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company, its Affiliates, or the Seller in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

4.23        Insurance. The Company has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound, including professional liability policies covering professional services provided by all Physicians and all applicable Business Employees. Set forth on Section 4.23 of the Disclosure Schedule is a complete and correct list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. No event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Seller, no threat has been made to cancel any insurance policy of the Company during such period. All such insurance will remain in full force and effect and all such insurance is assignable or transferable to the Purchaser. No event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

4.24        Banks. Section 4.24 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of Company.

4.25        Full Disclosure. This Agreement (including the Disclosure Schedule) does not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading. The Company and the Seller, jointly and severally, have no Knowledge of any information or other fact that is or may become materially adverse to the business, condition (financial or otherwise), assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of the Company that has not been set forth in this Agreement or in the Disclosure Schedule.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that:

5.1          Organization and Good Standing. The Purchaser is a California limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has all requisite limited liability company power and authority to own, lease and operate properties and carry on its business.

5.2          Authorization.

(a)          The Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Purchaser Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required limited liability company action on the part of the Purchaser and its manager, and no other limited liability company proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the Purchaser Documents by the Purchaser or to consummate the transactions contemplated hereby or thereby.

(b)          This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3          Conflicts; Consents of Third Parties. The execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will not (i) conflict with, or result in the breach of, any provision of the articles of organization or operating agreement of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order of any Governmental Body by which the Purchaser is bound, except, in the case of clause (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement. No consent, waiver, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof.

5.4          Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5          Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

COVENANTS

6.1          Access to Information. From the date hereof until the Closing Date, the Seller and the Company shall afford the Purchaser and its representatives reasonable access to the books and records of the Company, and the Company shall make available to the Purchaser such financial and operating data of the Company as the Purchaser may reasonably request; provided, however, that any such access or furnishing of information shall be during normal business hours upon reasonable advance notice and in such a manner as not to interfere in any significant manner with the normal operations of the Company. Notwithstanding anything herein to the contrary (i) no such investigation or examination shall be permitted to the extent that it would require the Company or the Seller to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or the Seller is bound and (ii) the Purchaser shall not contact any suppliers to, or customers or employees of, the Company without the prior written consent of the Seller (which may not be unreasonably be withheld, delayed or conditioned).

6.2          Conduct of the Business Pending the Closing. Except (A) as set forth on Section 6.2 of the Disclosure Schedules, (B) as required by applicable Law, (C) as otherwise contemplated by this Agreement, (D) for the transfer of cash from the Company to the Seller, or (E) with the prior written consent of the Purchaser (which consent may be withheld, delayed or conditioned):

(a)          the Company shall, from the date hereof prior to the Closing Date:

(i)          conduct its respective businesses in the Ordinary Course of Business including the maintenance of all records;

(ii)         use its best efforts to preserve the present operations and goodwill of its business;

(iii)        confer with the Purchaser prior to implementing operation decisions of a material nature;

(iv)        report to the Purchaser at such times as the Purchaser may reasonably request concerning the status of the Company;

(v)         maintain the assets owned or used by the Company in a state of repair and conditions that complies with the Company’s Contracts and is consistent with the requirements and normal conduct of the Company;

(vi)        comply with all Contracts of the Company;

(vii)       continue in full force and effect all insurance coverage of the Company; and

(viii)      take no action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.9 would be likely to occur.

(b)          the Company shall not, from the date hereof prior to the Closing Date:

(i)          amend any of its organizational documents;

(ii)         declare, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (or other equity interest) of the Company;

(iii)        repurchase, redeem or acquire any outstanding shares of capital stock (or other equity interest) or other securities of, or other ownership interest in, the Company;

(iv)        award or pay any bonuses to any Business Employee (as defined in Section 4.11(b)) or any Physician (as defined in Section 4.11(a)), other than as set forth on the Disclosure Schedule;

(v)         enter into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agree to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agree to increase the coverage or benefits available under the Company Benefit Plan (as defined in Section 4.12(a));

(vi)        change its accounting or Tax reporting principles, methods or policies;

(vii)       make or rescind any election relating to Taxes, settled or compromised any claim relating to Taxes;

(viii)      fail to promptly pay and discharge current Liabilities except where disputed in good faith by appropriate proceedings;

(ix)         make any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any director, officer, partner, shareholder or Affiliate;

(x)          mortgage, pledge or subject to any Lien any of its assets, properties or rights relating to the Business;

(xi)         terminate, enter into or amend any Material Contract;

(xii)        make or commit to make any capital expenditures in excess of $10,000 individually or $15,000 in the aggregate;

(xiii)       issue, create, incur, assume or guarantee any Indebtedness;

(xiv)      suffer any material change in the productivity or compensation of the Physicians;

(xv)       institute or settle any Legal Proceeding without the Purchaser’s written consent; or

(xvi)      agree, commit, arrange or enter into any agreement to do any of the foregoing.

6.3          Exclusive Dealing. Until this Agreement shall have been terminated pursuant to Article IX the Seller shall not, and the Seller shall cause the Company not to, directly or indirectly, solicit, initiate, encourage or entertain any inquires or proposals from, discuss or negation with, provide any nonpublic information to, or consider the merits of any inquires or propels from any Person (other than the Purchaser) relating to any business combination transaction involving the Company, however structured, including the sale of the Business or assets by any merger, consolidation or similar transaction or arrangement. The Seller shall notify the Purchaser of any such inquiry or proposal within 24 hours of receipt thereof by Seller, the Company, or any of their respective Representatives.

6.4          Notice. Prior to the Closing Date, the Seller shall promptly provide notice to the Purchaser of any fact or circumstance that could make the satisfaction of any condition of Article VIII impossible or unlikely. No such notice will be deemed to have cured any breach of any covenant or affect any right or remedy of the Purchaser under this Agreement.

6.5          Further Assurances. Each of the Seller, the Company, and the Purchaser shall use best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including all necessary filings with any governmental agency, including, without limitation, all filings related to licensure, or Medicare or Medi-Cal certification, and to use best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) cooperating in responding to inquiries from, and making presentations to, Governmental Authorities and (ii) defending against and responding to any Legal Proceeding challenging or relating to this Agreement, or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

6.6          Confidentiality.

(a)          From the date hereof, and after the Closing Date, except in furtherance of the transaction described in this Agreement and as necessary in the ordinary course of business, (i) the Seller and the Company shall not, and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than authorized officers, directors and employees of the Purchaser or the Company) or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser or the Company, any Confidential Information relating to the Company or the Company Subsidiaries and (ii) the Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than authorized officers, directors and employees of the Seller) or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Seller, any Confidential Information relating to the Seller; provided, however, that in the event disclosure of any Confidential Information is required by applicable Law in either clause (i) or (ii) above, the receiving party of such Confidential Information shall, to the extent reasonably possible, provide to the disclosing party with prompt notice of such requirement prior to making any disclosure so that the disclosing party may seek an appropriate protective order.

(b)          For purposes of this Section 6.6, “Confidential Information” shall mean any confidential information with respect to any disclosing party, including, methods of operation, customers, customer lists, patients, patient lists, patient records, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, however, that the term “Confidential Information” does not include, and there shall be no obligation of any receiving party hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

ARTICLE VII
POST-CLOSING COVENANTS

7.1          Access to Information. Following the Closing, to the extent the Purchaser reasonably requests, the Seller shall provide the Purchaser and its representatives with access to any books and records in the Seller’s possession concerning periods prior to the Closing. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or the Seller Documents.

7.2          Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties.

(a)          Following the Closing, each of the Purchaser and the Seller shall use their commercially reasonable efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement. To the extent the parties determine after the Closing that any of the assets used in the Business are held by any Affiliate of the Company, then the Seller shall cause the owner of such assets to transfer such assets to the Company without additional consideration and, upon request, to execute and deliver a bill of sale or such other instruments of transfer evidencing such transfer.

(b)          From time to time following the Closing, the Seller and the Purchaser shall, and shall cause the Company their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement and to otherwise make effective the transactions contemplated hereby and thereby.

(c)          Each of the Seller, the Company and the Purchaser shall use best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including all necessary filings with any governmental agency, including, without limitation, all filings related to licensure, or Medicare or Medi-Cal certification.

7.3          Cooperation and Proceedings; Access to Records. After the Closing, the Seller shall cooperate with the Purchaser and its counsel and make itself and its representatives available to the Purchaser and the Company in connection with the institution or defense of any proceeding, whether existing, threatened, or anticipated, involving or relating to the contemplated transactions, the Purchaser, the Seller, or the Company, including providing testimony, records, and other information.

7.4          Preservation of Records. The Seller and the Purchaser agree that each of them shall preserve and keep the records held by them relating to the Business for a period of five (5) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Company, the Seller or the Purchaser or any of its Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller or the Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give thirty (30) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that thirty (30) day period, to take possession of the records within sixty (60) days after the date of such notice.

7.5          Release of Liens. To the extent any Liens on the Company’s assets are not terminated prior to the Closing, the Seller shall use commercially reasonable efforts, at the Seller’s sole cost and expense, following the Closing to cause such Liens to be released and terminated in a form and substance reasonably satisfactory to the Purchaser and its counsel.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1          Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part in its sole discretion):

(a)          Representations and Warranties. The representations and warranties of the Seller contained in Article IV that are true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date);

(b)          Performance of Covenants. Each of the Company and the Seller shall have performed and complied in all respects with all covenants and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date;

(c)          No Orders. There shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)          No Material Adverse Effect. After the date of this Agreement, no event shall have occurred and be in existence and continuing as of the Closing Date that, singularly or in the aggregate, has had a Material Adverse Effect;

(e)          Employment Agreement. Each of the Seller and the Company shall have executed and delivered an employment agreement (the “Employment Agreement”) to the Purchaser in the form of Exhibit A hereto;

(f)          Non-Competition Agreement. Each of the Seller and the Company shall have executed and delivered to the Purchaser a non-competition agreement in the form of Exhibit B hereto;

(g)          Certificates for the Shares. The Seller shall have delivered, or caused to be delivered, to the Purchaser the certificates representing the Shares, duly endorsed in blank or accompanied by transfer powers;

(h)          Officers Certificate. The Seller shall have delivered to the Purchaser a certificate executed by an officer of the Company confirming (i) the accuracy of its representations and warranties as of the date hereof and as of the Closing Date and (ii) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing Date.

(i)          Secretary Certificate. The Seller shall have delivered to the Purchaser a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, (ii) the names and signatures of the officers of the Company authorized to sign this Agreement, the Seller Documents and the other documents to be delivered hereunder and thereunder, and (iii) that attached thereto are copies of the articles of incorporation, bylaws and good standing certificate of the Company;

(j)          FIRPTA Certificate. The Seller shall have delivered to the Purchaser a certificate, in a form and substance reasonably satisfactory to the Purchaser and its counsel, pursuant to Treasury Regulations Section 1.1445-2(b) that the Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by the Seller;

(k)          Pay-off Letters and Lien Releases. The Seller shall have delivered, or caused to be delivered, to the Purchaser pay-off letters and lien releases related to the payoff of any Indebtedness as requested by the Purchaser at the Closing, which shall include confirmation that any Contract evidencing or giving rise to such Indebtedness shall be terminated upon receipt of applicable payoff amounts (other than any provisions of such Contract that survive termination);

(l)          Landlord Consent. The Seller shall have delivered a consent to assignment of the lease for the Leased Real Property executed by the landlord to the Leased Real Property;

(m)         Required Consents. The Seller shall have delivered to the Purchaser copies of all consents from any Governmental Body or any Person as listed on Section 4.3 of the Disclosure Schedule in each case in a form and substance reasonably satisfactory to the Purchaser and its counsel;

(n)          Operating Agreement and Contribution Agreement. Each of the Seller and the Company shall have executed and delivered to the Purchaser the Purchaser’s then effective operating agreement and the Contribution Agreement;

(o)          Due Diligence. The Purchaser is reasonably satisfied with its due diligence investigation and the Seller has provided requested diligence materials as the Purchaser or its counsel reasonably requested;

(p)          Lender Consent. The Purchaser shall have received all necessary consents to the transactions contemplated by this Agreement from its lender, NNA of Nevada, Inc.; and

(q)          Other Documents. The Seller shall have delivered to the Purchaser such other documents or instruments as the Purchaser or its counsel shall reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

8.2          Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part in their sole discretion):

(a)          Representations and Warranties. The representations and warranties of the Purchaser set forth in Article V that are true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date);

(b)          Performance of Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;

(c)          No Orders. There shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)          Officers Certificate. The Purchaser shall have delivered to the Seller a certificate executed by an officer of the Purchaser confirming (i) the accuracy of its representations and warranties as of the date hereof and as of the Closing Date and (ii) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing Date;

(e)          Operating Agreement and Contribution Agreement. The Purchaser shall have executed and delivered to the Seller the Purchaser’s then effective operating agreement and the Contribution Agreement;

(f)          Closing Payment. The Purchaser shall have made the Closing Payment in accordance with Section 3.2 hereof; and

(g)          Other Documents. The Purchaser shall have delivered to the Seller such other documents or instruments as the Seller or its counsel shall reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX
TERMINATION

9.1          Termination. Subject to Section 9.2, by notice given prior to or at the Closing, this Agreement may be terminated as follows:

(a)          by mutual consent of the Purchaser and Seller;

(b)          by the Purchaser if a material Breach of any provisions of this Agreement has been committed by Seller or the Company;

(c)          by Seller if a material Breach of any provisions of this Agreement has been committed by the Purchaser;

(d)          By the Purchaser if satisfaction of any condition in Article VIII by October 31, 2014 or such later date as the parties may agree upon (the “End Date”) becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement);

(e)          by the Purchaser if the Closing has not occurred on or before the End Date, unless the Purchaser is in material Breach of this Agreement; or

(f)          by Seller if the Closing has not occurred on or before the End Date, unless Seller is in material Breach of this Agreement.

9.2          Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other right it may have under this Agreement or otherwise and the exercise of a party’s right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 9.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 9.2, the parties’ obligations to maintain confidentiality of all Confidential Information pursuant to Section 6.6 herein and Article XII will survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any party from any liability for any Breach of this Agreement prior to termination.

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1        Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles IV and V of this Agreement shall survive the Closing until two (2) years following the Closing (the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.4(a) before the termination of the applicable Survival Period. The covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely or for the period explicitly specified therein. Subject to the provisions of this Section 10.1, the parties acknowledge and agree that the Survival Periods set forth in this Section 10.1 and the limitation on the parties’ right to make claims for recovery of Losses in connection therewith are in lieu of all applicable statutes of limitations.

10.2        Indemnification.

(a)          Subject to Section 10.1, Section 10.3 and Article X hereof, the Seller shall indemnify and hold the Purchaser and its respective directors, officers, employees, Affiliates, shareholders, agents, attorneys, representatives, successors, heirs, and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Losses, based upon, attributable to, or resulting from:

(i)          any inaccuracy in or breach of the representations and warranties made by the Seller or the Company set forth in this Agreement or in any Seller Document;

(ii)         any breach of any covenant or other agreement on the part of the Seller or the Company under this Agreement or any Seller Document;

(iii)        any act or omission of the Company or the Seller prior to the Closing Date;

(iv)         the operation of the Business (including billing practices), or professional services provided by or on behalf of the Company, prior to the Closing Date; or

(v)         any distribution or allocation of the Closing Payment, any Contingent Payment or the Purchase Price by the Seller.

(b)          Subject to Sections 10.1 and 10.3, the Purchaser hereby agrees to indemnify and hold the Seller, its agents, attorneys, representatives, successors, heirs, and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from:

(i)          any inaccuracy in or breach of any representation or warranty of the Purchaser set forth in this Agreement or in any Purchaser Document; and

(ii)         any breach of any covenant or other agreement on the part of the Purchaser under this Agreement or any Purchaser Document.

(c)          For purposes of determining whether indemnification is available under this Article X and for purposes of calculating Losses hereunder, any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to the representations, warranties, covenants and agreements shall be ignored.

10.3        Limitations on Indemnification for Breaches of Representations and Warranties. Neither the Seller nor the Purchaser shall have any liability under Section 10.2(a)(i) or Section 10.2(b)(i) hereof unless the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the inaccuracy of or the failure of any representation or warranty to be true and correct exceeds $20,000 (the “Basket”) and, in the event Losses exceed the amount of the Basket, the indemnifying party shall be required to pay the entire amount of all such Losses from the first dollar.

10.4        Indemnification Procedures.

(a)          In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.3) (“Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. In the event that the Indemnification Claim relates to a claim asserted by any claimant other than the indemnified party, then the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder; provided, further, that if the indemnifying party is the Seller, then such indemnifying Party shall not have the right to defend or direct the defense of any such Indemnification Claim that (x) is asserted directly by or on behalf of a Person that is a healthcare service plan, other payor, vendor, supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party (i) elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, (ii) fails to notify the indemnified party of its election as herein provided, (iii) contests its obligation to indemnify the indemnified party for such Losses under this Agreement or (iv) fails to diligently prosecute the defense of such Indemnification, then the indemnified party may pay, compromise, defend against, negotiate or otherwise deal with such Indemnification Claim and obtain indemnification from the indemnifying party for any and all Losses based upon, arising from or relating to such Indemnification Claim. If the indemnified party defends any Indemnification Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Indemnification Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties shall fully cooperate with each other in all reasonable respects in connection with the defense of any Indemnification Claim, including making available (subject to the provisions of Section 10.1) records relating to such Indemnification Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim.

(b)          After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice. The parties hereto agree that should an indemnifying party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of the agreement of the indemnifying party or final adjudication to including the date such payment has been made at a rate per annum equal to four percent (4%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(c)          The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

10.5        Effect of Knowledge. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

10.6        Other Rights Not Affected. The indemnification rights of the parties under this Article X are independent of, and in addition to, such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

10.7        Right to Setoff. Notwithstanding any provision of this Article X to the contrary, if the Purchaser has a good faith claim for indemnification of Losses pursuant to this Article X, in addition to any of its other rights and remedies, the Purchaser may enforce such claim for Losses by an appropriate setoff against, or deduction from, any Contingent Payment due or which become due to Seller pursuant to the terms of this Agreement.

10.8        Tax Treatment of Indemnity Payments. The Seller and the Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article X (including this Section 10.8) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE XI

TAX MATTERS

11.1        Transfer Taxes. The Seller shall (i) be responsible for (and shall indemnify and hold harmless the Purchaser Indemnified Parties against) any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement and the Contribution Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

11.2        Prorations. The Seller shall bear all property and ad valorem tax liability with respect to the Company’s assets if the Lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such Taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between the Purchaser and the Seller as of 11:59 p.m. pacific standard time on the Closing Date. With respect to Taxes described in this Section 11.2, the Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and the Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

11.3        Cooperation on Tax Matters. The Purchaser and the Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the assets of the Company as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XII

MISCELLANEOUS

12.1        Expenses. Except as otherwise provided in this Agreement, the Seller and the Purchaser shall bear their own fees and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2        Specific Performance. The Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Seller under this Agreement, including the Seller’s obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

12.3        Submission to Jurisdiction; Consent to Service of Process. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement or any of the transactions contemplated hereby, and consent to the jurisdiction of, the courts of the County of Los Angeles, State of California of the United States of America for the Central District of California. Each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.7.

12.4        Entire Agreement. This Agreement (including the schedules and exhibits hereto, the Seller Documents, and the Purchaser Documents) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

12.5        Amendment; Waiver; Remedies. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.6        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such state.

12.7        Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) if delivered by hand, when delivered; (ii) if sent on a Business Day by facsimile transmission before 5:00 p.m. (recipient’s time) on the day sent by facsimile and receipt is confirmed, when transmitted; (iii) if sent by facsimile transmission or by e-mail of a PDF document on a day other than a Business Day and receipt is confirmed, or if sent by facsimile transmission or by email of a PDF document after 5:00 p.m. (recipient’s time) on the day sent by facsimile or email and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (iv) if sent by registered, certified or first class mail, the third Business Day after being sent; and (v) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Purchaser, to:

Apollo Palliative Services LLC

700 N. Brand Avenue, Suite 220

Glendale, CA 91203

Facsimile: (818) 844-3888

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP

555 West Fifth Street, 46th Floor

Los Angeles, California 90013

Attention: Jill Gordon, Esq. (jgordon@nixonpeabody.com)

If to the Seller:

Holistic Care Home Health Agency, Inc.

10999 Riverside Drive, Suite 308

Toluca Lake, CA 91602

Attention: Rob Mikitarian

Facsimile: (818) 755-8808

with a copy (which shall not constitute notice) to:

Knapp, Petersen & Clarke

550 N. Brand Boulevard, Suite 1500

Glendale, CA 91203-1922

Attention: Diron M. Ohanian

Facsimile: (818) 547-5239

12.8        Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.9        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including the Purchaser’s rights to seek indemnification hereunder) to (i) any Affiliate of the Purchaser, (ii) any Person from which it has borrowed money, or (iii) any Person to which the Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets of the Purchaser or the Business. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.10        Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of the Purchaser shall have any liability for any obligations or liabilities of the Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

12.11        Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

12.12        Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that such information is cross-referenced in another part of the Disclosure Schedule or it is reasonably apparent from the face of such disclosure that it is relevant to any part of the Disclosure Schedule. From time to time prior to the Closing, the Seller and the Company shall have the right to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedules pursuant to this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the applicable part of the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself). No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation occurred or exists. In disclosing the information set forth in the Disclosure Schedule, the Seller do not waive, and expressly reserves, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

12.13        Tax and Government Reimbursement Program Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making in this Agreement any representation to any other party (or such party’s counsel or accountants) concerning any of the Tax or Government Reimbursement Program effects or consequences on the other party in connection with the transactions contemplated by this Agreement. Each party represents that it has obtained, or may obtain, independent advice concerning the Tax and Government Reimbursement Program with respect thereto and upon which it, if so obtained, has solely relied.

12.14        Attorneys’ Fees. The non-prevailing party in any action or proceeding related to this Agreement shall pay to the prevailing party reasonable fees and costs incurred in such proceeding or action, including attorneys’ fees and costs and the fees and costs of experts and consultants. The prevailing party shall be the party who is entitled to recover its costs of suit (as determined by the court of competent jurisdiction or arbitrator or mediator), whether or not the action or proceeding proceeds to final judgment or award.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

APOLLO PALLIATIVE SERVICES LLC,
a California limited liability company

By:
Name: Liviu Chindris , M.D.
Title: President

[Signature Page to Holistic Care Home Health Agency, Inc. Stock Purchase Agreement]

COMPANY:

HOLISTIC CARE HOME HEALTH AGENCY, INC.,
a California corporation

By:
Name: Rob Mikitarian
Title: President

SELLER:

Rob Mikitarian

[Signature Page to Holistic Care Home Health Agency, Inc. Stock Purchase Agreement]

Exhibit A

Mikitarian Employment Agreement

Exhibit B

Mikitarian Non-Competition Agreement

Disclosure Schedule

[See attached.]